Exhibit 10.1
EXECUTION VERSION

MEMORANDUM OF UNDERSTANDING

This Memorandum of Understanding (this “MOU”), dated as of August 16, 2018 (the “Execution Date”), sets forth the agreement of Pattern Gulf Wind Holdings LLC (“PGWH”) and Pattern Western Development LLC (“PWD” and, together with PGWH, the “Parties”) with respect to PGWH’s option for it or its designated affiliate to acquire PTC qualifying turbines (as further described in Exhibit A, the “2016 Turbines”) from PWD (the “Transaction”).

1.
Term Sheet. The Transaction will be made in accordance with this MOU and the Term Sheet attached hereto as Exhibit A, which is incorporated into and made a part of this MOU. If there is any conflict between the Term Sheet portion of the MOU and the body of the MOU, the body of the MOU controls.

2.
Option; Definitive Agreement. PWD hereby grants PGWH an option for PGWH or its designated affiliate to purchase at least 10 and, at PWD’s election, up to 60 2016 Turbines from PWD, all on the terms set forth on Exhibit A. On or before September 30, 2018, PGWH may notify PWD that it is exercising such option. If PGWH exercises such option, PGWH and/or its designated affiliate and PWD will incorporate the terms and conditions expressed in this MOU and the Term Sheet into a mutually acceptable definitive written agreement or agreements (the “Definitive Agreement”) as soon as practicable.

3.
Expenses. Each Party will be responsible for its own legal, consulting and advisory fees and other out-of-pocket expenses relating to the due diligence, negotiation and documentation of the Transaction.

4.	Amendments. This MOU may be amended or modified only by a written agreement executed by each of the Parties hereto.

5.
No Other Agreements. This MOU sets out the Parties’ understanding as of the date hereof, and there are no other written or oral agreements or understandings among the Parties with respect to the subject matter hereof.

6.	Governing Law. This MOU shall be governed by the laws of the State of New York without regard to the conflict of laws principles of such state.

7.	Counterparts. This MOU may be executed in any number of counterparts (including by exchange of .pdf signatures), which, taken together, shall constitute one and the same instrument.

8.
Termination. This MOU shall terminate on the earliest to occur of (a) the date of execution of the Definitive Agreement, (b) the date on which the Parties mutually agree to terminate this MOU and (c) if PGWH does not exercise the option described in paragraph 2 above on or before 11:59 pm pacific time on September 30, 2018 and the parties do not mutually agree in writing to extend such option, immediately after 11:59 pm pacific time on September 30, 2018.

9.
Binding Nature. This MOU is intended to create a duty to negotiate in good faith towards a Definitive Agreement, and is intended to create a binding and enforceable contract between the Parties and may be relied upon by any Party as the basis for a contract by estoppel or otherwise.

10.
Confidentiality. The Parties shall keep this MOU and its terms confidential, but any Party may make such disclosures as it reasonably considers are required by applicable law or rules or regulation of any national securities exchange, or necessary to obtain financing.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Parties have executed this MOU as of the date first set forth above.

PATTERN GULF WIND HOLDINGS LLC

By: __/s/ Dyann Blaine___________
Name: Dyann Blaine
Title: Authorized Signatory

PATTERN WESTERN DEVELOPMENT LLC

By: ___/s/ Amy Smolen___________
Name: Amy Smolen
Title: Vice President

EXHIBIT A

TERM SHEET FOR TURBINE PURCHASE AND SALE AGREEMENT

Transaction	If option exercised by PGWH on or before September 30, 2018 or such later date as mutually agreed in writing, purchase by PGWH or its designated affiliate of 2016 Turbines from PWD.
2016 Turbines
Certain SWT-2.3-108 wind turbine generators acquired by PWD from Siemens Energy, Inc. pursuant to that certain Master Wind Turbine Generator and Tower Supply and Commissioning Agreement dated as of September 30, 2016 (“2016 MTSA”) to be specifically identified by PWD.

Number of 2016 Turbines	At the election of PWD, at least 10 and up to 60 2016 Turbines (“PWD Units Election”).
Timing of PWD Units Election	On or before August 30, 2019.
Purchase Price for each 2016 Turbine	Cost paid by PWD in 2016 under the 2016 MTSA for each 2016 Turbine.
Timing of Payment	Payment shall be due in full at the time of shipment of the 2016 Turbines or, if earlier, closing of construction financing, as agreed by the parties.
Repowering Reservation Charge
PWD will or will cause its affiliate to pay to PGWH or its designated affiliate an amount in consideration for providing PWD the flexibility with respect to the number and timing for delivery of the 2016 Turbines (such amount, the “Repowering Reservation Charge”). The Repowering Reservation Charge will be between approximately $650,000 and $725,000 per 2016 Turbine, depending on the timing of the PWD Units Election and the corresponding accrued monthly storage and idle maintenance costs. The Repowering Reservation Charge will accrue upon exercise by PGWH of its option and be payable upon payment for the 2016 Turbines.

Risk of Loss	PWD shall bear the risk of loss and damage to the 2016 Turbines until closing of the sale and PGWH will bear the risk of loss and damage to the 2016 Turbines from and after the closing of the sale.
Governing Law	New York